Exhibit 95.1

MINE SAFETY DISCLOSURE
The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Financial Reform Act") and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Exchange Act that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the "Mine Act").
Mine Safety Information
Whenever the Federal Mine Safety and Health Administration ("MSHA") believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed.
The following table reflects citations and orders issued to us by MSHA during the quarter ended March 31, 2017. The proposed and closed assessments as of and for the quarter ended March 31, 2017 were taken from the MSHA data retrieval system. Section references below are to sections of the Mine Act.

Mine and MSHA ID#(1)	Total # of "Significant and Substantial" Violations Under §104(2)	Total # of Orders Issued Under §104(b)(3)	Total # of Citations and Orders Issued Under §104(d)(4)	Total # of Flagrant Violations Under §110(b)(2)(5)	Total # of Imminent Danger Orders Under §107(a)(6)	Total Amount of Proposed Assessments from MSHA under the Mine Act(7)	Total # of Mining-Related Fatalities(8)	Pending Legal Actions(9)	Legal Actions Instituted(10)	Legal Actions Resolved(11)
Midas 2602314	4	—	—	—	—	$—	—	8	—	—
Fire Creek 2602691	—	—	—	—	—	$1,717	—	1	—	—
Hollister 2602535	3	—	—	—	—	$1,369	—	—	—	—
Aurora 2602235	—	—	—	—	—	$116	—	—	—	—
Total	7	—	—	—	—	$3,202	—	9	—	—

(1)
MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.

(2)
Represents the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or hazard under Section 104 of the Mine Act for which we received a citation from the MSHA.

(3)
Represents the total number of orders issued under Section 104(b) of the Mine Act, which represents a failure to abate a citation issued under Section 104(a) of the Mine Act within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines the violation has been abated.

(4)	Represents the total number of citations and orders issued by MSHA under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5)	Represents the total number of flagrant violations identified by MSHA under Section 110(b)(2) of the Mine Act.

(6)	Represents the total number of imminent danger orders issued under Section 107(a) of the Mine Act.

(7)	Amount represents the total United States dollar value of proposed assessments received from MSHA during the quarter ended March 31, 2017.

(8)	Represents the total number of mining-related fatalities at mines subject to the Mine Act pursuant to Section 1503(a)(1)(G) of the Financial Reform Act.

(9)	Represents the total number of legal actions pending as of March 31, 2017 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.

(10)	Represents the total number of legal actions instituted during the quarter ended March 31, 2017 before the Federal Mine Safety and Health Review Commission.

(11)	Represents the total number of legal actions resolved during the quarter ended March 31, 2017 before the Federal Mine Safety and Health Review Commission.
Pattern or Potential Pattern of Violations
In addition, as required by the reporting requirements regarding mine safety included in Section 1503(a)(2) of the Financial Reform Act and Item 104(a)(2) of Regulation S-K, for the quarter ended March 31, 2017, none of the mines operated by us received written notice from MSHA of: (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act; or (b) the potential to have such a pattern.

Legal actions pending before the Commission may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA or complaints of discrimination by miners under section 105 of the Mine Act. The following is a brief description of the types of legal actions that may be brought before the Commission.

•	Contests of Citations and Orders: A contest proceeding may be filed with the Commission by operators, miners or miners' representatives to challenge the issuance of a citation or order issued by MSHA.

•
Contests of Proposed Penalties (Petitions for Assessment of Penalties): A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the alleged violation contained in a citation or order. The validity of the citation may also be challenged in this proceeding as well.

•
Complaints for Compensation: A complaint for compensation may be filled with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.

•
Complaints of Discharge, Discrimination or Interference: A discrimination proceeding is a case that involves a miner's allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint.

•	Applications for Temporary Relief: An application for temporary relief from any modification or termination of any order or from any order issued under section 104 of the Mine Act.

•
Appeals of Judges' Decisions or Orders to the Commission: A filing with the Commission of a petition for discretionary review of a Judge's decision or order by a person who has been adversely affected or aggrieved by such decision or order.

The following table reflects the types of legal actions pending before the Commission as of March 31, 2017.

Mine and MSHA ID#(1)	Contest of Citations and Orders	Contests of Proposed Penalties(2)	Complaints for Compensation	Complaints of Discharge, Discrimination of Interference	Applications for Temporary Relief	Appeals of Judges' Decisions or Orders to the Commission
Midas 2602314	1	7	—	—	—	—
Fire Creek 2602691	—	1	—	—	—	—
Hollister 2602535	—	—	—	—	—	—
Aurora 2602235	—	—	—	—	—	—
Total	1	8	—	—	—	—

(1)
MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The definition of "mine" under section 3 of the Mine Act includes the mine, as well as other items used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.

(2)
The number of contests of proposed penalties noted above is reported on a per docket basis. If presented on a per citation basis the number of contests of proposed penalties would be Midas: 34; Fire Creek 5; Hollister 0; Aurora 0.